Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 31, 2003, among Mortgage Capital Investors, Inc. (the “Employer”), a Virginia corporation and direct wholly-owned subsidiary of Union Bank & Trust Company (“Union Bank”), Union Bankshares Corporation, a Virginia corporation (“UBSH”), and Philip E. Buscemi (the “Executive”).

WITNESSETH

WHEREAS, the Executive has heretofore been employed and currently is rendering services to the Employer as President and Chief Executive Officer of the Employer;

WHEREAS, UBSH and the Employer consider the continued availability of the Executive’s services to be important to the management and conduct of the Employer’s business and desire to secure for themselves the continued availability of the Executive’s services; and

WHEREAS, the Executive is willing to make his services available to the Employer and UBSH on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1. Employment. The Executive shall be employed as President and Chief Executive Officer of the Employer. The Executive shall have such duties and responsibilities as are commensurate with such positions and shall also render such other services and duties as may be reasonably assigned to him from time to time by the Employer and UBSH, consistent with his positions as President and Chief Executive Officer of the Employer. The Executive hereby accepts and agrees to such employment.

2. Term of Employment. The term of employment shall begin on the date hereof (the “Commencement Date”) and continue through December 31, 2006; provided that beginning on January 1, 2007 and on each January 1st thereafter (each such January 1st is referred to as the “Renewal Date”), the term of this Agreement will be extended automatically for an additional year from such Renewal Date. This Agreement will not, however, be extended if the Employer gives written notice to the Executive of its intent not to renew at least 180 days before the Renewal Date (the initial and any extended term of this Agreement is referred to as the “Employment Period”). The last day of such term as so extended is referred to herein as the “Expiration Date.”

3. Compensation and Benefits.

(a) Base Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive an annual base salary of $150,000 (the “Base Salary”), which may be increased each year by an amount to be determined by the Board of Directors. The Executive’s salary shall be payable in accordance with payroll practices of the Employer applicable to officers of the company.

(b) Incentive Payments.

(i) Incentive Bonus. The Employer will pay the Executive with respect to each calendar year during the term of this Agreement incentive compensation in an amount equal to four percent (4.0%) of the Employer’s net income during such calendar year (the “Incentive Bonus”); provided, however, that the Employer must earn at least $400,000 in net income for such year before the Executive is entitled to receive an Incentive Bonus. The Employer will cause to be prepared after the end of each calendar year audited financial statements showing the Employer’s net income. Subject to Section 4 below, the Executive will be paid the Incentive Bonus within ninety (90) days after the end of the calendar year to which the Incentive Bonus relates.

(ii) Commissions. The Executive shall be paid a commission for each loan that he originates, which commission shall be paid according to the Employer’s standard commission schedule in effect at the time that each such loan is originated. All commissions paid to the Executive under this Section 3(b) shall be paid at such intervals as the Employer shall determine.

(iii) Definition of Net Income. For purposes of this Agreement, “net income” shall mean the Employer’s aggregate earnings net of losses from operations after deduction of all appropriate expenses, charges and reserves, including the Incentive Bonus and federal and state income taxes. Net income will be determined by Union Bank in accordance with generally accepted accounting principles (“GAAP”) consistently applied and as included in the financial statements prepared by the CPA firm designated by the Employer; provided, however, that in determining such net income:

(A)	net income shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined by GAAP;

(B)	net income shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business; and

(C)	net income will include a deduction for (1) the allocation of reasonable and appropriately documented direct overhead expenses, (2) payment of the commissions pursuant to Section 3(b)(ii), and (3) interest charged on any loans or advances made by Union Bank to the Employer in connection with its business operations at a rate equal to the London Interbank Rate (LIBOR).

(c) Benefits. During the term of the Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to executives of the Employer, to the extent commensurate with his then duties and responsibilities as fixed by the Board of Directors of the Employer. The Employer reserves the right to modify, add or eliminate benefits for its employees as it deems appropriate.

(d) Business Expenses. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, travel expenses, car allowance of not less than $800 per month, and memberships in professional organizations, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer.

4. Termination and Termination Benefits.

(a) Termination for Cause. The Executive’s employment may be terminated for Cause at any time without further liability on the part of the Employer. Only the following shall constitute “Cause” for such termination:

(i) continued failure by the Executive for reasons other than disability to follow reasonable instructions or policies of the Board of Directors of the Employer after being advised in writing of such failure, including specific actions or inaction on the part of the Executive and the particular instruction or policy involved, and being given a reasonable opportunity and period (as determined by the Board of Directors of the Employer) to remedy such failure;

(ii) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to the Employer or any Affiliate (as defined in Section 6(b));

(iii) conviction of a felony or a crime of moral turpitude (or a plea of nolo contendere thereto) or commission of an act of embezzlement or fraud against the Employer or any Affiliate;

(iv) any breach by the Executive of a material term of this Agreement, including without limitation material failure to perform a substantial portion of his duties and responsibilities hereunder as established from time to time by the Board of Directors of the Employer;

(v) dishonesty of the Executive with respect to the Employer or any Affiliate; or

(vi) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Employer or any Affiliate, monetarily or otherwise, or any conduct deemed by the Board of Directors of the Employer to be immoral or which may bring embarrassment or disrepute to the Employer or any Affiliate.

(b) Termination as a Consequence of Death or Disability. If the Executive dies or becomes disabled during the Employment Period, the Employer will pay the Executive or his estate his Base Salary through the end of the calendar month in which his death or disability occurs. In addition, the Executive and/or his estate shall be entitled to the following:

(i) the Employer shall pay the Executive or his estate commissions for any loans originated by the Executive prior to his death or disability, regardless of their closing date, together with information indicating the manner and basis upon which such commissions were calculated; and

(ii) the Employer shall pay the Executive or his estate any bonuses that would have been paid to the Executive for a period of six (6) months following his death or disability, together with information indicating the manner and basis upon which such bonuses were calculated.

For purposes of this Section 4, the Executive is “disabled” if he is unable to perform the essential functions of his duties and responsibilities hereunder for 120 consecutive days or 180 days during any twelve month period (as determined by the opinion of an independent physician selected by the Board of Directors of the Employer). The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records.

(c) Termination by the Executive. The Executive may terminate his employment hereunder with or without Good Reason (as defined below) by written notice to the Board of Directors of the Employer effective thirty (30) days after receipt of such notice by the Board of Directors. In the event the Executive terminates his employment hereunder for Good Reason, the Executive shall be entitled to the benefits specified in Section 4(d) and the Executive shall not be required to render any further services to the Employer. Upon termination of employment by the Executive without Good Reason, the Executive shall be entitled to no further compensation or benefits under this Agreement. “Good Reason” shall be: (i) the failure by the Employer to comply with the provisions of Section 3 or material breach by the Employer of any other material provision of this Agreement, which failure or breach shall continue for more than sixty (60) days after the date on which the Board of Directors of the Employer receives such written notice; or (ii) the assignment of the Executive without his written consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Commencement Date.

(d) Certain Termination Benefits. In the event of termination by the Employer without Cause, or by the Executive with Good Reason, the Executive shall be entitled to the following benefits:

(i) For the period subsequent to the date of termination until the Expiration Date, the Employer shall continue to pay the Executive his Base Salary in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made to the Executive had his employment not been terminated, unless the Employer elects to make a lump sum severance payment in an equivalent amount within thirty (30) days of the date of termination.

(ii) Notwithstanding the foregoing, in the event of termination by the Employer without Cause or by the Executive with Good Reason after a Change of Control (as defined in Section 15) of UBSH or after the Employer ceases to be a direct or indirect wholly-owned subsidiary of UBSH, the Executive shall receive a lump sum severance payment within thirty (30) days of the date of termination in an amount equal to the greater of (A) his then current Base Salary for the period subsequent to the date of termination until the Expiration Date, or (B) his then current Base Salary for two years.

(iii) The Employer shall pay the Executive commissions for any loans originated by the Executive prior to the date of termination, regardless of their closing date, together with information indicating the manner and basis upon which such commissions were calculated.

(iv) For the period subsequent to the date of termination until the Expiration Date, the Employer shall pay the Executive for each calendar year beginning for the year during which his termination occurs and continuing through the Expiration Date (which payment shall be prorated for the year in which the Expiration Date occurs if less than a full year) an amount equal to the average of the Incentive Bonus paid to the Executive for each of the two full years, or such shorter period depending on the length of his employment, immediately preceding the year during which he is terminated. The payments of the Incentive Bonus provided for in this subsection will be paid to the Executive within ninety (90) days following the end of the year to which the Incentive Bonus relates.

(v) For the period subsequent to the date of termination until the Expiration Date, the Executive shall continue to receive health insurance benefits pursuant to plans made available by the Employer to its employees at the expense of the Employer to substantially the same extent the Executive received such benefits on the date of termination (it being acknowledged that the post-termination plans may be different from the plans in effect on the date of termination). For purposes of application of such benefits, the Executive shall be treated as if he had remained in the employ of the Employer, with an annual Base Salary at the rate in effect on the date of termination.

(vi) The Employer’s obligation to provide the Executive with health insurance benefits pursuant to Section 4(d)(v) hereof shall terminate with respect to each particular type of insurance in the event the Executive becomes employed and has made available to him in connection with such employment that particular type of insurance, so long as such insurance is substantially similar to the insurance provided by the Employer.

5. Post-Termination Audit Rights. Following receipt of any payment to the Executive or his estate or the related information delivered under Section 4(b)(i), 4(b)(ii), 4(d)(iii) or 4(d)(iv) hereof (each a “Post-Termination Payment”), the Employer shall provide one or more representatives of the Executive or his estate (as the case may be, the “Executive Representative”) with an opportunity to audit and review the Employer’s books and records. The Executive or his estate (as the case may be) shall then have fifteen (15) days to give notice to the Employer that, based on the review of the Executive Representative, the Executive or his estate has a disagreement (“Disagreement Notice”) with Employer regarding the amount of any such Post-Termination Payment and/or the manner or basis upon which any such Post-Termination Payment was calculated. The Executive or his estate and the Employer will use reasonable efforts to resolve between themselves any items of disagreement contained in the Disagreement Notice. If the Employer and the Executive or his estate do not finally resolve any of the objections within fifteen (15) days after the Employer has received the Disagreement Notice, however, the Employer and the Executive or his estate will select, within fifteen (15) days, a nationally or regionally recognized independent accounting firm mutually acceptable to each party (the agreement to the selection of which shall not be unreasonably withheld) to resolve any such differences (the “Arbitrator”). The Arbitrator shall settle any remaining disputed items by selecting the position of the party that the Arbitrator determines, in its sole discretion, to be the most correct, and the fees and expenses of such Arbitrator shall be borne as determined by the Arbitrator. The determination of the Arbitrator shall be set forth in writing, delivered to each of the Employer and the Executive or his estate and shall be final and binding on the parties hereto. Promptly following the delivery of any such determination of the Arbitrator, in the event that the Arbitrator determines that any amount owing to the Executive or his estate under Section 4(b)(i), 4(b)(ii), 4(d)(iii) or 4(d)(iv) hereof exceeds the amount of any Post-Termination Payment paid to the Executive or his estate, the Employer shall promptly pay to the Executive or his estate (as the case may be) the amount of any such difference.

6. Noncompetition and Confidential Information.

(a) Noncompetition and Nonsolicitation. The Executive agrees that during the Employment Period and for a two-year period following the expiration of this Agreement or, if sooner, the termination or cessation of his employment for any reason except as limited in clause (i) below, the Executive will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere in the Market Area (as defined below) in any capacity that includes any of the kinds of responsibilities held or activities engaged in by the Executive while employed with the Employer or any of its Affiliates, provided that the restriction in this clause (i) on engaging in a Competitive Business shall not apply in the event of a termination by the Employer without Cause or a termination by the Executive for Good Reason; (ii) solicit, or assist any other person in soliciting, any customers of the Employer or its Affiliates to borrow money from or become customers of any other company conducting a Competitive Business in the Market Area; (iii) induce any customers of the Employer or its Affiliates to terminate their relationship with the Employer or its Affiliates; or (iv) contact, solicit, or assist in the solicitation of any employee to terminate his or her employment with the Employer or any of its Affiliates. Notwithstanding the foregoing, the Executive may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934.

(b) Definitions. As used in this Agreement, the term “Competitive Business” means the origination, brokerage, and sale of retail mortgage loans and any additional distinct products and services the Employer may be offering at the date of the Executive’s termination of employment; the term “Market Area” means the area within a twenty-five mile radius of each of the Employer’s offices in Springfield, Fredericksburg, Norfolk and Woodbridge, Virginia, Frederick and Greenbelt, Maryland, and Myrtle Beach, South Carolina and any other offices that the Employer has established and is continuing to operate at the time of the termination of the Executive’s employment; the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, UBSH; and the term “Person” means any person, partnership, corporation, company, group or other entity.

(c) Confidentiality. During the Employment Period and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, the Executive shall not, without the written consent of a person duly authorized by the Employer, disclose to any person (other than his personal attorney, or an employee of the Employer or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Employer) or utilize in conducting a business any confidential information obtained by him while in the employ of the Employer, unless such information has become a matter of public knowledge at the time of such disclosure.

(d) Acknowledgment; Enforcement. The covenants contained in this Section 6 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. The Executive agrees that the restraints imposed herein are necessary for the reasonable and proper protection of the Employer and its Affiliates, and that each and every one of the restraints is reasonable in respect to length of time, geographic area and activities restricted. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 6 are found by an arbitrator or court to be unenforceable because the restrictions are overbroad, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. The Executive further acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 6 and, accordingly, the Executive agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin the Executive from violating any such covenants. All the provisions of this Section 6 will survive termination and expiration of this Agreement.

7. Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

8. Certain Terminations. If the Executive terminates his employment under this Agreement without Good Reason (as defined in Section 4(c)) or if the Employer terminates such employment with Cause (as defined in Section 4(a)), then notwithstanding anything to the contrary in this or any other agreement between the parties: (i) the Executive shall forfeit all rights to any benefits under and this Agreement except as required by law to be granted to such a former employee; and (ii) the Executive shall continue to abide by the provisions of Section 6.

9. Arbitration.

(a) Except as provided in Section 9(c) below, the Executive and the Employer acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Fredericksburg,

Virginia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b) The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law. The Executive hereby consents to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

(d) THE EXECUTIVE HEREBY CONFIRMS HE HAS READ AND UNDERSTANDS THIS SECTION 9, WHICH DISCUSSES ARBITRATION, AND UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, HE AGREES, EXCEPT AS PROVIDED IN SECTION 9(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF HIS RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF HIS RELATIONSHIP WITH THE EMPLOYER.

10. Assignability. The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, company or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, company or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when sent via regular or certified mail, facsimile, or overnight delivery to the addresses set forth below:

To the Employer:	G. William Beale
President Union Bankshares Corporation P. O. Box 446 211 North Main Street Bowling Green, Virginia 22427

To the Executive:	Philip E. Buscemi

12. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employer to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

14. Nature of Obligations. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

15. Change of Control Defined. For all purposes of this Agreement, a “Change of Control” shall mean:

(a) The acquisition by any Person of beneficial ownership of 20% or more of the then outstanding shares of common stock of UBSH, provided that an acquisition directly from UBSH (excluding an acquisition by virtue of the exercise of a conversion privilege) shall not constitute a Change in Control;

(b) Individuals who constitute the Board of Directors of UBSH on the date of this Agreement (the “Incumbent Board”) cease to constitute a majority of such Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of UBSH (as such terms are used in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”));

(c) Approval by the shareholders of UBSH of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that shareholder approval of a Reorganization will not constitute a Change of Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i) more than 60% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of UBSH in substantially the same proportions as their ownership existed in UBSH immediately prior to the Reorganization;

(ii) no Person beneficially owns 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(iii) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

(d) Approval by the shareholders of UBSH of a complete liquidation or dissolution of UBSH, or of the sale or other disposition of all or substantially all of the assets of UBSH.

(e) For purposes of this Section 15, the term “Person” shall not include any employee benefit plan (or related trust) sponsored or maintained by UBSH or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

16. No Mitigation. The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

17. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(Signatures appear on following page)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MORTGAGE CAPITAL INVESTORS, INC.

By:	/s/ G. William Beale

G. William Beale Chairman of the Board

UNION BANKSHARES CORPORATION

By:	/s/ G. William Beale

G. William Beale President

EXECUTIVE

/s/ Philip E. Buscemi

Philip E. Buscemi